AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 20, 1998
                                        REGISTRATION NO. 333-
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                      SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D. C. 20549
                               _______________

                                  FORM S-6
                               _______________

                  FOR REGISTRATION UNDER THE SECURITIES ACT
                   OF 1933 OF SECURITIES OF UNIT INVESTMENT
                       TRUSTS REGISTERED ON FORM N-8B-2
                               _______________

A.  EXACT NAME OF TRUST:

                             EQUITY INVESTOR FUND
                        1998 ML SELECT TEN V.I. TRUST
                            DEFINED ASSET FUNDS
                          (A UNIT INVESTMENT TRUST)

B.  NAMES OF DEPOSITOR:

              MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

C.  COMPLETE ADDRESSES OF DEPOSITOR'S PRINCIPAL EXECUTIVE OFFICES:

                   MERRILL LYNCH, PIERCE, FENNER & SMITH
                               INCORPORATED
                               P.O. BOX 9051
                        PRINCETON, N.J. 08543-9051


D.  NAMES AND COMPLETE ADDRESSES OF AGENT FOR SERVICE:

                           TERESA KONCICK, ESQ.
                               P.O. BOX 9051
                        PRINCETON, N.J. 08543-9051


                                COPIES TO:

                       PIERRE DE SAINT PHALLE, ESQ.
                           450 LEXINGTON AVENUE
                         NEW YORK, NEW YORK  10017


E.  TITLE OF SECURITIES BEING REGISTERED:

 An indefinite number of Units of Beneficial Interest pursuant to Rule 24f-2 promulgated under the Investment Company Act of 1940, as amended.

F.  APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:

 As soon as practicable after the acquisition and deposit of the underlying securities.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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                                   PART II

            ADDITIONAL INFORMATION NOT INCLUDED IN THE PROSPECTUS

   A. The following information relating to the Depositors is incorporated by reference to the SEC filings indicated and made a part of this Registration Statement.

I. Bonding arrangements of each of the Depositors are incorporated by reference to Item A of Part II to the Registration Statement on Form S-6 under the Securities Act of 1933 for Municipal Investment Trust Fund, Monthly Payment Series--573 Defined Asset Funds (Reg. No. 333-08241).

II. The date of organization of each of the Depositors is set forth in Item B of Part II to the Registration Statement on Form S-6 under the Securities Act of 1933 for Municipal Investment Trust Fund, Monthly Payment Series--573 Defined Asset Funds (Reg. No. 333-08241) and is herein incorporated by reference thereto.

III. The Charter and By-Laws of each of the Depositors are incorporated herein by reference to Exhibits 1.3 through 1.12 to the Registration Statement on Form S-6 under the Securities Act of 1933 for Municipal Investment Trust Fund, Monthly Payment Series--573 Defined Asset Funds (Reg. No. 333-08241).

IV. Information as to Officers and Directors of the Depositors has been filed pursuant to Schedules A and D of Form BD under Rules 15b1-1 and 15b3-1 of the Securities Exchange Act of 1934 and is incorporated by reference to the SEC filings indicated and made a part of this Registration Statement:

                                                               SEC FILE OR
                                                            IDENTIFICATION NO.
                                                            __________________


         Merrill Lynch, Pierce, Fenner & Smith Incorporated        8-7221


     B. The Internal Revenue Service Employer Identification Numbers of the Sponsors and Trustee are as follows:

         Merrill Lynch, Pierce, Fenner & Smith Incorporated    13-5674085
         The Bank of New York                                  13-4941102

                                     II-1


   Final prospectuses from the following series of Defined
Asset Funds-Equity Investor Fund (which are incorporated herein by reference) may be used as a preliminary prospectus for this Series: Select Ten Retirement Portfolio Series - 1996 (Reg. No. 33-63763).

                    CONTENTS OF REGISTRATION STATEMENT


 THE REGISTRATION STATEMENT ON FORM S-6 COMPRISES THE FOLLOWING PAPERS AND
DOCUMENTS:

 The facing sheet of Form S-6.
 The Cross-Reference Sheet (incorporated by reference to the Cross-
  Reference Sheet to the Registration Statement of the Equity Income Fund, Sixth Utility Common Stock Series, 1933 Act File No. 2-86836).
 The Prospectus.
 Additional Information not included in the Prospectus (Part II).

 The following exhibits:

     1.1  -- Form of Trust Indenture (incorporated by reference to Exhibit
          1.1 to Amendment No. 2 to the Registration Statement on Form S-6 of Equity Income Fund, Select Growth Portfolio-1995 Series 2, Defined Asset Funds, Reg. No. 33-58535).

   1.1.1 -- Form of Standard Terms and Conditions of Trust Effective October 21, 1993 (incorporated by reference to Exhibit
          1.1.1 to the Registration Statement of Municipal
          Investment Trust Fund, Multistate Series-48, Defined
          Asset Funds, 1933 Act File No. 33-50247).

     2.1  -- Form of Certificate of Beneficial Interest (included in
          Exhibit 1.1.1).

    *3.1 -- Opinion of counsel as to the legality of the securities being issued including their consent to the use of their names under the heading "Taxes" and"
          Miscellaneous--Legal Opinion'' in the Prospectus.

    *5.1  -- Consent of independent public accountants.

     9.1  -- Information Supplement (incorporated by reference to
          Exhibit 9.1 to the Registration Statement of Equity Income Fund, Select Ten Portfolio 1996 International Series B
          (United Kingdom and Japan Portfolios), 1933 Act File No. 333-
          00593).

__________

 * To be filed with Amendment to Registration Statement.


                                  R-1


                               SIGNATURES

   PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT OR AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED IN THE CITY OF NEW YORK AND STATE OF NEW YORK ON THE 20TH DAY OF APRIL, 1998.


                      Signatures appear on page R-3.

   A majority of the members of the Board of Directors of Merrill Lynch, Pierce, Fenner & Smith Incorporated has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.



                                  R-2


MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
        DEPOSITOR


By the following persons, who constitute a    Powers of Attorney have been
  majority of the Board of Directors of         filed under Form SE and
  Merrill Lynch, Pierce, Fenner & Smith         the following 1933 Act
  Incorporated:                                 File Number: 33-43466

    HERBERT M. ALLISON, JR.
    BARRY S. FRIEDBERG
    EDWARD L. GOLDBERG
    STEPHEN L. HAMMERMAN
    JEROME P. KENNEY
    DAVID H. KOMANSKY
    DANIEL T. NAPOLI
    THOMAS H. PATRICK
    JOHN L. STEFFENS
    DANIEL P. TULLY
    ROGER M. VASEY
    ARTHUR H. ZEIKEL








    By DANIEL C. TYLER
     (As authorized signatory for
     Merrill Lynch, Pierce, Fenner & Smith Incorporated and Attorney-in-fact for the persons listed above)


                   R-3